Exhibit 99.1
N E W S    R E L E A S E

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (June 10, 2008)
BAKER TO RESTATE 2006 FINANCIAL RESULTS AS PART OF PREVIOUSLY ANNOUNCED 2007 RESTATEMENT
     PITTSBURGH — Michael Baker Corporation (the “Company”) (Amex:BKR) announced today, as part of the previously announced restatement of its financial results for the first three quarters of 2007, that a portion of the Energy segment revenue recognition errors that management identified and which resulted in the restatement, will require the Company’s previously issued consolidated financial statements for the year 2006 to also be restated. These 2006 errors will reduce the restatement’s unfavorable impact on the 2007 consolidated financial statements that was referenced in the Company’s news release of February 22, 2008. A copy of this news release is available on the Company’s website at www.mbakercorp.com.
     At present, the Company estimates that 2006 income from operations will be reduced by approximately $2.3 million to approximately $16.2 million. Net income for 2006 will be restated to approximately $10.3 million, or $1.19 per diluted common share, from the previously reported $11.8 million, or $1.36 per diluted common share. Additionally, for the first three quarters of 2007, the Company estimates that income from operations will be reduced by approximately $9.0 million dollars as a result of the restatement, to $20.9 million from the previously reported $29.9 million. Net income for the first three quarters of 2007 will be restated to approximately $12.1 million, or $1.37 per diluted common share, from the previously reported $18.0 million, or $2.03 per diluted common share.
     As previously announced, the Company expects to file its Form 10-K for 2007 with the Securities and Exchange Commission by June 30, 2008, as well as its Form 10-Q for the first quarter of 2008 by July 31, 2008.
     The Company cautions that all of these results are preliminary and subject to change, possibly materially, following the completion and analysis of the financial statements for 2007 and 2006. The Company reiterates that the above preliminary and unaudited financial information does not represent all of the information that would normally be included in an annual report on Form 10-K or a quarterly report on Form 10-Q with respect to the Company’s financial results.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and utilities, transportation, water/wastewater, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
# # #